Exhibit 10.1
EXECUTION COPY

FRAMEWORK AGREEMENT
by and among
HUAGONG TECH COMPANY LIMITED
MRV COMMUNICATIONS, INC.
WUHAN HUAGONG GENUINE OPTICS TECHNOLOGY CO., LTD.
and
LUMINENT, INC.
Dated as of May 23, 2006

FRAMEWORK AGREEMENT
THIS FRAMEWORK AGREEMENT (this “Agreement”) is made and entered into in Wuhan, Hubei Province, the People’s Republic of China (“China” or the “PRC”) this 23rd day of May, 2006 by and among:
     A. Huagong Tech Company Limited, a joint stock limited liability company registered and established in the PRC, with its registered address at Huagong Tech BDG, Science & Technology Region of HUST, Donghu High-Tech Zone, Wuhan, Hubei Province 430223, China (“HG Tech”);
     B. Wuhan Huagong Genuine Optics Technology Co., Ltd., a limited liability company registered and established in the PRC, with its registered address at Huazhong University of Science & Technology Region, Donghu High-Tech Zone, Wuhan, Hubei Province 430223, China (“HG Genuine”);
     C. MRV Communications, Inc., a publicly traded corporation incorporated in Delaware, United States of America (“US” or “United States”), with its registered address at 20415 Nordhoff Street, Chatsworth, California 91311 (“MRV”); and
     D. Luminent, Inc., a privately held corporation incorporated in Delaware, US, with its registered address at 20550 Nordhoff Street, Chatsworth, California 91311 (“Luminent”).
Recital
     WHEREAS, HG Tech owns 95.71% of the equity interests in HG Genuine and certain minority shareholders of HG Genuine (the “Minority Shareholders”) collectively own 4.29% of the equity interests in HG Genuine (the “Minority Equity”);
     WHEREAS, MRV owns all the issued and outstanding capital stock of Luminent;
     WHEREAS, HG Tech agrees to purchase the Minority Equity from the Minority Shareholders prior to Closing (as defined below); and
     WHEREAS, HG Tech wishes to sell to Luminent and Luminent wishes to purchase from HG Tech, the HG Genuine Equity (as defined below);
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:
Article 1. Transaction
     1.1 Minority Equity Buy-Out. Prior to Closing, HG Tech shall enter into agreements with the Minority Shareholders to purchase the Minority Equity from the Minority Shareholders.

     1.2 HG Genuine Transaction. Subject to the terms and conditions of this Agreement and the Definitive Agreements, HG Tech shall sell to Luminent or its affiliate, and Luminent or its affiliate shall purchase from HG Tech, one hundred percent (100%) of the equity interests (the “HG Genuine Equity”) in HG Genuine (the “HG Genuine Transaction”). Notwithstanding anything in this Agreement and the Definitive Agreements, MRV shall procure that all amounts or considerations payable by Luminent or any of Luminent’s affiliate as aforesaid to HG Tech are duly paid as provided herein or therein.
     1.3 Luminent Transaction. Subject to the terms and conditions of this Agreement and the Definitive Agreements, within ten (10) days after the Closing Date (as defined below), Luminent shall, and MRV shall procure that Luminent shall, deliver fifteen percent (15%) of the capital stock of Luminent outstanding at Closing (the “Luminent Shares”) to an escrow account (the “Share Escrow Account”) pursuant to an escrow agreement (the “Share Escrow Agreement”) to be entered into by and among Luminent, HG Tech and an escrow agent jointly appointed by Luminent and HG Tech (the “Share Escrow Agent”) (the “Luminent Transaction”, together with the HG Genuine Transaction, the “Transaction”). Such Luminent Shares, or any part thereof, shall not be released to Luminent unless the Escrow Agent has been duly notified by both Luminent and HG Tech to such extent in a written form. Within ninety (90) days after the Luminent Shares are delivered to the Share Escrow Account as aforesaid, HG Tech shall pay, or procure the payment of, US$5,000,000 to the Share Escrow Account as consideration for the Luminent Shares, and immediately thereafter, the Share Escrow Agent shall, and Lumient shall procure that the Share Escrow Agent shall, unconditionally and irrevocably deliver the Luminent Shares to HG Tech as notified by HG Tech in a written form in accordance with the terms and conditions of the Share Escrow Agreement. For the avoidance of doubt, Luminent shall, directly or indirectly, own the HG Genuine Equity when the Luminent Shares are delivered to the Share Escrow Account. In the event HG Tech does not pay, or does not procure the payment of, the US$5,000,000 to the Share Escrow Account within ninety (90) days after the Luminent Shares are delivered to the Share Escrow Account, unless otherwise agreed upon by Luminent and HG Tech, the Luminent Shares shall be returned to Luminent unconditionally and irrevocably in accordance with the terms and conditions of the Share Escrow Agreement and canceled immediately.
Article 2. Purchase Price for the HG Genuine Transaction
     2.1 Purchase Price. The consideration for the HG Genuine Equity payable by Luminent to HG Tech in relation to the HG Genuine Transaction (the “Purchase Price”) shall be US$45,000,000, which shall be paid by Luminent to HG Tech via wire transfer of immediately available funds to an account as notified by HG Tech to Luminent in writing at least ten (10) days prior to the Closing Date (as defined below) or another account as notified by HG Tech to Luminent by at least ten (10)-day prior written notice.
     2.2 Funding of Purchase Price. MRV shall subscribe for newly-issued common stock of Luminent for US$45,000,000, and shall procure that Luminent shall use such US$45,000,000 for the sole purpose of paying the Purchase Price to HG Tech in accordance with this Agreement and the Definitive Agreements.
     2.3 Payment Schedule. The Purchase Price shall be paid by Luminent to HG Tech in US dollars in accordance with the following schedule:

          (a) Within ten (10) business days after receipt of the MOFCOM Approval (as defined below), Luminent shall pay US$7,000,000 (the “Escrow Deposit”) via wire transfer of immediately available funds to an escrow account pursuant to an escrow agreement (the “Escrow Agreement”) to be entered into by and among Luminent, HG Tech and an escrow agent jointly appointed by Luminent and HG Tech (the “Escrow Agent”), which Escrow Deposit, or any part thereof, shall (i) prior to the Closing Date, not be released to Luminent or HG Tech unless the Escrow Agent has been duly notified by both Luminent and HG Tech to such extent in a written form; and (ii) be released to HG Tech as provided in Article 2.3(b) hereunder. For the avoidance of doubt, the Escrow Deposit shall be used for the sole purpose of paying the Purchase Price and shall not be used for payment of the Termination Fee (as defined below);
          (b) On the Closing Date, Luminent shall pay US$28,000,000 to HG Tech via wire transfer of immediately available funds, and the Escrow Agent shall, and Luminent shall procure that the Escrow Agent shall, immediately release the Escrow Deposit to HG Tech in accordance with the terms and conditions of the Escrow Agreement; and
          (c) Within three (3) months after the AIC Registration (as defined below), Luminent shall pay US$10,000,000 to HG Tech via wire transfer of immediately available funds.
Article 3. Luminent Listing and HG Tech’s Put Rights
     3.1 Luminent Listing. Following the Closing, MRV shall use reasonable efforts to complete an initial public offering or public listing otherwise of Luminent’s common stock on the NASDAQ National Market (“NASDAQ”) or New York Stock Exchange (an “Accepted Exchange”) (the “Public Listing”), provided that there will be no significant changes to the applicable listing requirements of the Accepted Exchange as of the date of this Agreement that may adversely affect the Public Listing.
     3.2 HG Tech’s Put Rights. In the event that Luminent’s common stock is not listed on an Accepted Exchange within eighteen (18) months after the Closing for any reason that prevented the Public Listing other than breach by HG Tech or HG Genuine of this Agreement or the Definitive Agreements, including breach by HG Tech or HG Genuine of the representations and warranties made by HG Tech or HG Genuine therein, HG Tech shall have the right to sell to MRV (the “Put”), and MRV shall have the obligation to purchase from HG Tech, the Luminent Shares.The Put may be exercised by HG Tech by serving a written notice to MRV within six (6) months after the date on which the Put becomes exercisable, or within another period as may be agreed upon by MRV and HG Tech. The consideration for the Put payable by MRV to HG Tech shall be publicly traded shares of MRV common stock (the “MRV Shares”), and the number of the MRV Shares to be issued and delivered by MRV to HG Tech shall be determined by dividing US$45,000,000 by the average of the closing price per share of MRV’s common stock as reported on NASDAQ for the ten (10) consecutive trading days ending two (2) full trading days before the date MRV receives written notice from HG Tech of HG Tech’s election to exercise the Put. MRV shall issue and deliver the MRV Shares to HG Tech within ten (10) business days after receiving HG Tech’s written notice to exercise the Put or at a later time as agreed upon by HG Tech and MRV. MRV, at its sole discretion, may use US dollars (payable via wire transfer of immediately available funds) to pay all or any portion of the consideration as aforesaid to HG Tech following exercise of the Put.

     3.3 MRV Shares. The MRV Shares shall be shares that have been registered with the U.S. Securities and Exchange Commission (“SEC”) permitting (without any holding period) their free and public resale by HG Tech beginning immediately from their issuance and delivery to HG Tech, subject to the laws and regulations applicable to the MRV Shares.
Article 4. Definitive Agreements
     4.1 Definitive Agreements. Each party agrees that as soon as practical after the execution date of this Agreement (the “Effective Date”), it will use its best efforts, with the help of its legal, financial, business, accounting and other advisors, to (1) facilitate and expedite the process of obtaining the PRC Approvals (as defined below) and third-party consents necessary to complete the Transaction at the earliest practical time; and (2) enter into and execute definitive agreements (the “Definitive Agreements”), including (i) an equity sale and purchase agreement with respect to the HG Genuine Transaction; (ii) a share subscription agreement with respect to the Luminent Transaction; and (iii) any other agreements as MRV and HG Tech may deem as necessary in relation to the Transaction, which agreements shall reflect the structure as agreed by the parties herein, and, where applicable, contain comprehensive representations, warranties, covenants, indemnities, conditions and agreements by MRV, Luminent, HG Genuine and HG Tech of the nature customarily contained or required in transactions like the Transaction.
     4.2 Tax Efficiency. The parties shall cooperate with each other to assure that the Transaction is structured to not only facilitate and expedite the process of obtaining the required approvals under the laws of the PRC but also to maximize the tax and regulatory efficiencies and flexibilities of the Transaction to MRV, Luminent, HG Genuine, and HG Tech.
Article 5. Closing of the Transaction
     5.1 Closing of the HG Genuine Transaction. The closing of the HG Genuine Transaction (the “Closing”) shall occur on the tenth (10th) day or any other day agreed by Luminent and HG Tech (the “Closing Date”) following the date on which all of the following conditions have been satisfied or waived:
          (a) certain conditions to be agreed by Luminent and HG Tech after reasonably sufficient due diligence by Luminent, during which due diligence HG Tech and HG Genuine shall use its best efforts to provide the information as requested by Luminent;
          (b) receipt of all necessary PRC governmental consents, approvals, authorizations, permissions, permits, certificates, licenses, waivers, franchises, privileges, exceptions, variances, exemptions, registrations and filings required to complete the HG Genuine Transaction (the “PRC Approvals”), including approval by State-owned Assets Supervision and Administration Authority or its local counterpart, approval by National Development and Reform Commission or its local counterpart, approval by Ministry of Commerce or its local counterpart (the “MOFCOM Approval”) and registration with Administration of Industry and Commerce (the “AIC Registration”), unless that failure to receive any of such PRC Approvals would not have a material adverse effect on the HG Genuine Transaction;
          (c) if applicable, receipt of all necessary consents and approvals of lenders, lessors and other third parties with respect to the HG Genuine Transaction, unless that failure to receive any such consent or approval would not have a material adverse effect on the HG Genuine Transaction;
          (d) absence of pending or, to the knowledge of HG Tech, HG Genuine, MRV or Luminent, threatened material litigation regarding the HG Genuine Transaction;
          (e) receipt by each party of customary legal opinions and customary Closing certificates;
          (f) all representations and warranties of the parties in the relevant agreements in connection with the HG Genuine Transaction being true in all material respects at the Closing;
          (g) performance in all material respects of all pre-Closing covenants by the parties pursuant to the relevant agreements in connection with the HG Genuine Transaction;
          (h) the HG Genuine Transaction not being prohibited or materially restricted by applicable law; and
          (i) any other conditions agreed by the parties in the relevant agreements in connection with the HG Genuine Transaction.
     5.2 Closing of the Luminent Transaction. The closing of the Luminent Transaction shall be subject to the satisfaction of the following conditions (unless waived by the relevant party):
          (a) absence of pending or, to the knowledge of MRV, Luminent, HG Tech or HG Genuine, threatened material litigation regarding the Luminent Transaction;
          (b) if applicable, receipt of all necessary consents and approvals of lenders, lessors and other third parties with respect to the Luminent Transaction, unless that failure to receive any such consent or approval would not have a material adverse effect on the Luminent Transaction;
          (c) receipt by each party of customary legal opinions and customary consummating certificates;
          (d) all representations and warranties of the parties in the relevant agreements in connection with the Luminent Transaction being true in all material respects at the consummation of the Luminent Transaction;
          (e) performance in all material respects of all pre-consummation covenants by the parties pursuant to the relevant agreements in connection with the Luminent Transaction;
          (f) the Luminent Transaction not being prohibited or materially restricted by applicable law; and
          (g) any other conditions agreed by the parties in the relevant agreements in connection with the Luminent Transaction.

Article 6. Luminent Board Composition
     6.1 Luminent Board Composition. From and after the date on which the Luminent Shares are issued and delivered to HG Tech and, unless otherwise provided under applicable law, until the earlier of (a) Luminent completes a Public Listing on an Accepted Exchange, or (b) HG Tech no longer beneficially owns the Luminent Shares, MRV and HG Tech shall vote their respective shares of Luminent so as to cause Luminent’s board of directors to be composed of six members as follows: (i) Near Margalit; (ii) three members designated by MRV, at least one of whom shall be “independent” within the meaning of the NASDAQ Marketplace Rules; and (iii) two members designated by HG Tech, at least one of whom shall be “independent” within the meaning of the NASDAQ Marketplace Rules. The approval of at least one (1) director designated by HG Tech shall be required for certain “major matters” of Luminent and the parties shall jointly agree in the Definitive Agreements as to the nature of such “major matters”. For the avoidance of doubt, in the event that Luminent completes a Public Listing or that HG Tech no longer owns the entire Luminent Shares, HG Tech shall be entiled to vote on, amongst others, the composition of the board of directors, in proportion to HG Tech’s shares of Luminent.
Article 7. Conduct of Business
     7.1 Conduct of Business. Until the Definitive Agreements have been duly executed and delivered by the relevant parties, HG Tech shall cause HG Genuine to, and HG Genuine shall, conduct its business only in the ordinary course of business and as required by applicable law and not engage in any of the following extraordinary transactions without MRV’s prior consent, which consent shall not be unreasonably withheld by MRV, including: (a) not disposing of any fixed assets of HG Genuine, except in the ordinary course of business and the aggregate value of such assets shall not exceed RMB1,000,000; (b) not materially increasing the annual level of compensation of any employee, officer or director of HG Genuine; (c) not altering any existing, or establishing any new plan for the benefit of employees; (d) not issuing any equity securities or options, warrants, rights or convertible securities; (e) not paying any dividends, redeeming any securities or otherwise causing assets of HG Genuine to be distributed to its stockholders, affiliates or sister companies; and (f) not borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of HG Genuine’s business in a manner, and in amounts, in keeping with historical practices.
Article 8. Financial Statements and Projections
     8.1 HG Genuine’s Financial Statements and Projections. As soon as practical after the Effective Date and in any event
          (a) by 6:00 pm Pacific time on July 15, 2006, HG Tech shall deliver to MRV the following unaudited financial statements of HG Genuine (the “Unaudited Financial Statements”) and projections regarding HG Genuine (the “Projections”).
               (i) The Unaudited Financial Statements shall each be prepared in accordance with generally accepted accounting principles in the United States (“USGAAP”), consistently applied, presented in US dollars and including disclosures, either on the face of the financial statements or in accompanying footnotes, sufficient so as to make the information presented not misleading and shall consist of:
                    (A) unaudited balance sheets for the two (2) fiscal years ended as of December 31, 2004 and 2005; and unaudited statements of income (or operations), cash flows and stockholder’s equity for the three fiscal years ended December 31, 2003, 2004 and 2005; and
                    (B) unaudited balance sheets for the three (3) months ended as of March 31, 2005 and 2006; and unaudited statements of income (or operations), cash flows and stockholder’s equity for the three (3) months ended March 31, 2005 and 2006;
               (ii) The Projections shall consist of reasonable estimates of balance sheets at the end of, and statements of income and cash flows for, each of the quarterly periods ending after March 31, 2006 through March 31, 2007, prepared on basis consistent with the preparation of the Unaudited Financial Statements, presented in US dollars and identifying customary assumptions to the fullest extent possible;
          (b) by 6:00 pm Pacific time on August 15, 2006, HG Tech shall deliver to MRV the audited financial statements of HG Genuine (the “Audited Financial Statements”) consisting of audited balance sheets for the two (2) fiscal years ended as of December 31, 2004 and 2005, and audited statements of income (or operations), cash flows and stockholder’s equity for the three (3) fiscal years ended December 31, 2003, 2004 and 2005, each prepared in accordance with USGAAP, consistently applied, presented in US dollars and including disclosures, either on the face of the financial statements or in accompanying footnotes, sufficient so as to make the information presented not misleading, and audited and signed by one of the big four international accounting firms or a member firm of BDO International or Grant Thornton International which is registered with the United States Public Company Accounting Oversight Board and “independent” within the meaning of applicable regulations of the SEC;
          (c) by 6:00 pm Pacific time on July 15, 2006, HG Tech shall deliver to MRV, HG Genuine’s unaudited balance sheets and statements of income or operations and cash flows at the end of, and for the months of April and May 2006, each prepared and presented in the same manner as the Unaudited Financial Statements;
          (d) by 6:00 pm Pacific time of the fifteenth (15th) day of each month after June 2006 until the Closing, HG Tech shall deliver to MRV, HG Genuine’s unaudited balance sheet and statements of income or operations and cash flows (the “Monthly Financial Statements”) at the end of, and for, the prior month, each prepared and presented in the same manner as the Unaudited Financial Statements, except that, by 6:00 pm Pacific Time on July 22, 2006, HG Tech may deliver to MRV, the Monthly Financial Statements at the end of, and for, the month of June 2006;
          (e) as soon as practicable after the execution of the Definitive Agreements, unaudited balance sheets as of June 30, 2005 and 2006; and unaudited statements of income (or operations), cash flows and stockholder’s equity for the periods ended June 30, 2005 and 2006 if such financial statements are needed by MRV in order to comply with applicable SEC rules and regulations; and

          (f) if the HG Genuine Transaction Closes after December 31, 2006, by 6:00 pm Pacific time on March 15, 2007, HG Tech shall deliver to MRV the audited financial statements of HG Genuine (the “2006 Audited Financial Statements”) consisting of audited balance sheets for the fiscal year ended as of December 31, 2006, and audited statements of income (or operations), cash flows and stockholder’s equity for the fiscal year ended December 31, 2006, prepared in accordance with USGAAP, consistently applied, presented in US dollars and including disclosures, either on the face of the financial statements or in accompanying footnotes, sufficient so as to make the information presented not misleading, and audited and signed by one of the big four international accounting firms or a member firm of BDO International or Grant Thornton International which is registered with the United States Public Company Accounting Oversight Board and “independent” within the meaning of applicable regulations of the SEC.
     8.2 Certifications. Concurrently with each delivery of the aforementioned financial statements, HG Tech shall deliver to MRV written certifications of HG Tech and HG Genuine and their respective President or General Manager and Chief Financial Officer that HG Genuine’s Unaudited, Audited and Monthly Financial Statements, as the case may be, in all material respects (a) are accurate, correct and complete in accordance with the books of account and records of HG Genuine, (b) have been prepared in accordance with USGAAP on a consistent basis throughout the periods presented, and (c) present fairly the financial condition, assets and liabilities and results of operation, changes in stockholder’s equity (if to be included in the delivered financial statements) and cash flows of HG Genuine at the dates and for the periods covered by such financial statements in accordance with USGAAP on a basis consistently applied. Concurrently with the delivery of the aforementioned Projections, HG Tech shall deliver to MRV written certifications of HG Tech and HG Genuine and their respective President or General Manager and Chief Financial Officer that: (a) HG Genuine’s Projections fairly disclose all assumptions made with respect to general economic, financial and market conditions used in their formulation; (b) to the knowledge of HG Tech and HG Genuine and their respective certifying officers, no facts exist that (individually or in the aggregate) would result in any material change in any of HG Genuine’s Projections; (c) HG Genuine’s Projections are based upon reasonable estimates and assumptions, have been prepared on the basis consistent with the preparation of the Unaudited Financial Statements and on the assumptions stated therein and reflect the reasonable estimates of HG Tech and HG Genuine of the results of operations and other information projected therein.
     8.3 Luminent’s Financial Statements. As soon as practical after the Effective Date and in any event
     (a) by 6:00 pm Pacific time on July 15, 2006, MRV shall deliver to HG Tech the following unaudited financial statements of Luminent, which shall each be prepared in accordance with USGAAP, consistently applied, presented in US dollars and including disclosures, either on the face of the financial statements or in accompanying footnotes, sufficient so as to make the information presented not misleading and shall consist of:
          (i) unaudited balance sheets of Luminent for the two (2) fiscal years ended as of December 31, 2004 and 2005; and unaudited statements of income (or operations), cash flows and stockholder’s equity for the three (3) fiscal years ended December 31, 2003, 2004 and 2005; and

          (ii) unaudited balance sheets of Luminent for the three (3) months ended as of March 31, 2005 and 2006; and unaudited statements of income (or operations), cash flows and stockholder’s equity for the three (3) months ended March 31, 2005 and 2006;
     (b) by 6:00 pm Pacific time on August 15, 2006, MRVshall deliver to HG Tech the audited financial statements of Luminent, which shall consist of Luminent’s audited balance sheets for the two (2) fiscal years ended as of December 31, 2004 and 2005, and Luminent’s audited statements of income (or operations), cash flows and stockholder’s equity for the three (3) fiscal years ended December 31, 2003, 2004 and 2005, each prepared in accordance with USGAAP, consistently applied, presented in US dollars and including disclosures, either on the face of the financial statements or in accompanying footnotes, sufficient so as to make the information presented not misleading, and audited and signed by one of the big four international accounting firms or a member firm of BDO International or Grant Thornton International which is registered with the United States Public Company Accounting Oversight Board and “independent” within the meaning of applicable regulations of the SEC;
     (c) prior to the execution of the Definitive Agreements, MRV shall deliver to HG Tech the most recent financial statements of Luminent that are available at such time, prepared in accordance with USGAAP, consistently applied, presented in US dollars and including disclosures, either on the face of the financial statements or in accompanying footnotes, sufficient so as to make the information presented not misleading; and
     (d) Projected Performance of Luminent. MRV shall discuss with the officers and directors of HG Tech from time to time regarding MRV’s estimate of Luminent’s future performance; provided that, such person signs a confidentiality agreement reasonably required by MRV.
Article 9. Termination and Termination Fee
     9.1 Termination. This Agreement and the Definitive Agreements, if signed by the parties, may be terminated in writing at any time prior to the Closing: (a) by the mutual consent of MRV and HG Tech; (b) by any party, if the parties, after using their best efforts, fail to, in good faith, agree upon or sign the Definitive Agreements, by 6:00 pm Pacific time on August 28, 2006; (c) by MRV, if the PRC Approvals have not been obtained (or if any becomes practicably impossible to obtain) on or before May 31, 2007; (d) by MRV, if the Unaudited Financial Statements, Projections, Audited Financial Statements, Monthly Financial Statements or the certifications with respect thereto have not been delivered timely on or before the applicable deadlines therefor; (e) by HG Tech, if the unaudited financial statements or audited financial statements of Luminent have not been delivered timely on or before the applicable deadlines therefor; (f) by MRV if, before the execution of the Definitive Agreements, MRV discovers any facts, circumstances, liabilities or conditions that may materially affect the value or prospects of HG Genuine; (g) by HG Tech if, before the execution of the Definitive Agreements, HG Tech discovers any facts, circumstances, liabilities or conditions that may materially affect the capability of MRV to pay for the Put; (h) by MRV, if a material breach of any provision of this Agreement or the Definitive Agreements has been committed by HG Tech or HG Genuine; or (i)

by HG Tech, if a material breach of any provision of this Agreement or the Definitive Agreements has been committed by MRV or Luminent.
     9.2 Consequences of Termination. If this Agreement or the Definitive Agreements are terminated pursuant to Article 9.1(a), (b), (c), (d), (e), (f) or (g), no party shall have any obligation to any other party as a result of that termination. If this Agreement or the Definitive Agreements are terminated by the non-breaching party pursuant to Article 9.1 (h) or (i), the breaching party shall pay to the non-breaching party a termination fee of US$2,250,000 (the “Termination Fee”). Payment of the Termination Fee shall be made promptly in immediately available funds by wire transfer, and in no event later than four days after such termination. If any party liable to pay a party the Termination Fee fails to pay promptly the amount due, then the party entitled to the Termination Fee shall also be entitled to any other remedy to which it may be entitled at law or in equity, including injunctive relief and specific performance, plus reasonable attorneys fees and cost of suit incurred in connection with enforcing its rights hereunder. In determining whether a party has or has not used its best efforts under this Agreement for purposes of ascertaining whether a party is liable to the other party for a termination pursuant to Article 9.1 (b), “best efforts” for such determination shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.
Article 10. Non-Competition and Non-Solicitation
     10.1 Non-Competition. If the Transaction is consummated in accordance with this Agreement and the Definitive Agreements, for a period of ten (10) years from and after the Closing Date or for so long as MRV, Luminent, HG Genuine or their respective successors engages in the business of development, manufacturing, and sale of fiber optic components (the “Competing Businesses”), whichever is shorter, HG Tech shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be otherwise connected as stockholder, holder of equity interest, partner or otherwise with, any business that directly or indirectly engages in a Competing Business within any geographic area (including the PRC), provided that HG Tech shall have the right to own (i) no more than five percent (5%) equity interests in a non-listed company that engages in the Competing Businesses; (ii) no more than one percent (1%) shares of a publicly listed company that engages in the Competing Businesses; and (iii) any capital stock of Luminent as HG Tech may hold in Luminent.
     10.2 Non-Solicitation. If the Transaction is consummated in accordance with this Agreement and the Definitive Agreements, for a period of two (2) years from and after the Closing Date, neither HG Tech nor any affiliate of HG Tech shall, directly or indirectly (i) solicit the business from anyone in competition with HG Genuine within the range of the Competing Business; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of HG Genuine to cease doing business with HG Genuine, to deal with any competitor of HG Genuine or in any way interfere with its relationship with HG Genuine; (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of HG Tech on the Closing or within the year preceding the Closing to cease doing business with HG Genuine, to deal with any competitor of HG Genuine or in any way interfere with its relationship with HG Genuine; or (iv) hire, retain or attempt to hire or retain any employee of HG Genuine or in any way interfere with the relationship between HG Genuine and any of its employees.

Article 11. Confidentiality
     11.1 Confidentiality. Except as and to the extent required by law, without the prior written consent of MRV or HG Tech, no party shall, and each party shall cause its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the Transaction proposed in this Agreement. The parties shall not make any press release or public announcement concerning this Agreement, the proposed Transaction or its proposed terms, the existence of discussions between the parties, or any memoranda, letters or agreements between the parties relating to the proposed Transaction, except with the prior written consent of the other party or as required under applicable law or regulatory authority.
     11.2 Press Releases. The parties shall endeavor to issue their respective press releases simultaneously; provided, however, that HG Tech shall issue its press release no earlier than 4:01 a.m and no later than 8:59 p.m Beijing, PRC time of the day this Agreement is signed ; and MRV shall issue its press release no earlier than 4:01 p.m and no later than 8:59 a.m New York City, US time of the day this Agreement is signed. If the parties cannot issue their press releases as aforesaid on the date this Agreement is signed, they shall endeavor to issue them simultaneously, and in any event, before and after the times respectively specified above, on the next business day.
Article 12. General Provisions
     12.1 Binding Effect; Assignment. Subject to each party’s necessary corporate approvals (if applicable), this Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other party.
     12.2 Conflict. In case of conflict between this Agreement and the Definitive Agreements, the Definitive Agreements shall prevail and control.
     12.3 Costs. Each of the parties shall be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees) incurred in connection with the Transaction, including expenses of its representatives and counsel, incurred at any time in connection with pursuing or consummating the Transaction, except that the accountant’s fees or expenses in relation to the Audited Financial Statements at the end of and for the fiscal years ended December 31, 2003 and December 31, 2004 shall be borne by MRV and HG Tech as may be agreed upon by MRV and HG Tech. In addition, if the Closing occurs on or before December 31, 2006, MRV shall prepare and bear the cost for the 2006 Audited Financial Statements. If, however, the Closing occurs after December 31, 2006, HG Tech shall prepare and bear the cost for the 2006 Audited Financial Statements.
     12.4 Amendments. No purported waiver or modification or amendment of any of the terms of this Agreement will be valid unless made in writing and signed by the parties hereto.
     12.5 Interpretation. Paragraph headings used in this Agreement are for convenience only, are not a part of this Agreement and will not be used in construing any of the terms hereof.

     12.6 Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, yet in effect between the parties relating to the subject matter hereof.
     12.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, unless otherwise provided under applicable law, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. No provision of this Agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof.
     12.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong Special Administration Region, without regard to conflicts of laws principles thereunder, except for Article 10 (Non-Competition and Non-Solicitation), which shall be governed by and construed in accordance with the laws of the PRC.
     12.9 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this provision. The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at HKIAC. There shall be three (3) arbitrators. Each of HG Tech and MRV shall have the right to appoint one arbitrator, and the third arbitrator shall be jointly appointed by HG Tech and MRV together, or, failing which, the Secretary-General of the HKIAC shall appoint the third arbitrator. The language(s) to be used in the arbitral proceedings shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.
     12.10 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signature.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement or has caused this Agreement to be executed by its duly authorized officer or officers as of the date first above written.

Huagong Tech Company Limited

Signature:	/s/ Xinqiang Ma

Name:	Xinqiang Ma
Position:	Chairman

MRV Communications, Inc.

Signature:	/s/ Noam Lotan

Name:	Noam Lotan
Position:	President and Chief Executive Officer

Wuhan Huagong Genuine Optics Technology Co., Ltd.

Signature:	/s/ Wen Xiong

Name:	Wen Xiong
Position:	General Manager

Luminent, Inc.

Signature:	/s/ Near Margalit

Name:	Near Margalit
Position:	Chief Executive Officer